Exhibit 99.1

Nightfood Holdings Completes Acquisition of Carryout Supplies, Deepening Vertical Integration in AI-Powered Hospitality Automation

Recent Skytech deal combined with Carryout Supplies expands Nightfood’s footprint across automation, robotics, and packaging in the hospitality industry

TARRYTOWN, NY – April 2, 2025 – via IBN – Nightfood Holdings, Inc. (OTCQB: NGTF), an emerging leader in artificial intelligence (AI)-powered hospitality automation, today announces the closing of its acquisition of S W C Holdings (Carryout Supplies), a leading provider of customized disposable packaging solutions for the food service and hospitality industries.

This announcement comes just one day after Nightfood revealed its acquisition of Skytech Automated Solutions, an AI robotics company with a growing portfolio of smart service technologies. Together, these two acquisitions significantly expand Nightfood’s capabilities across both the operational and logistical sides of hospitality, supporting a broader mission to transform hotel and foodservice operations through automation and strategic vertical integration.

“Acquiring Carryout Supplies is a major step forward in our strategy to transform hospitality operations,” said Jamie Steigerwald, chairman of Nightfood Holdings. “Combining their industry-leading packaging capabilities with our advanced automation technology enables us to offer more efficient, scalable solutions that directly address cost, labor, and operational challenges in the sector.”

The integration of Carryout Supplies adds a new layer to Nightfood’s Robotics-as-a-Service (RaaS) model by embedding packaging solutions within the automation supply chain. It also unlocks immediate cross-selling opportunities with Carryout’s established client base and provides access to key hospitality and foodservice accounts across North America.

Strategic Impact:

●	Expands Nightfood’s presence across the hospitality value chain.

●	Unlocks operational synergies with Skytech’s automation platform.

●	Provides immediate recurring revenue from packaging contracts.

●	Positions Nightfood as a fully integrated solutions provider for hotels, resorts, and food service operators.

With multiple acquisitions now closed in Q1 2025, Nightfood is accelerating its market entry into key verticals and executing a disciplined growth strategy focused on profitability, scale and innovation.

About Nightfood Holdings, Inc. (OTCQB: NGTF)

Nightfood Holdings, Inc. is revolutionizing the hospitality industry by combining AI-powered robotics with strategic hotel acquisitions. The Company’s innovative approach uses advanced automation technology to significantly improve hotel efficiency, reduce operating costs, and address labor challenges. With its dual focus on owning hotel properties and offering Robotics-as-a-Service (RaaS), NGTF is strategically positioned to capitalize on the rapidly growing global service robotics market, which is expected to surpass $170 billion by 2030. This integrated business model provides scalable revenue streams and positions NGTF as a leader in hospitality automation.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and Nightfood Holdings’ expected performance. These statements are subject to risks and uncertainties, and actual results may differ materially from expectations. Investors are encouraged to review the Company’s SEC filings for additional information.

For more information on Nightfood Holdings, Inc. (OTCQB: NGTF), please visit www.nightfoodholdings.com.

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